Exhibit 16.1

December 27, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 22, 2006, to be filed by our former client, Xenomics, Inc.. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Lazar Levine & Felix LLP
Lazar Levine & Felix LLP